Exhibit 99.1

Image Entertainment Reports Second Quarter 2010 Financial Results – Senior Convertible Note Installment Payment Requested

CHATSWORTH, Calif.--(BUSINESS WIRE)--November 12, 2009--Image Entertainment, Inc. (NASDAQ: DISK), a leading independent licensee and distributor of entertainment programming in North America, today reported financial results for its second fiscal quarter ended September 30, 2009.

“We are pleased to have delivered operating income in spite of the economic slow down and Image’s capital challenges. Our efforts to reduce costs have contributed stronger results while robust demand for our exclusive Criterion programming and the success of our feature film Management drove revenues.” said Jeff M. Framer, President and Chief Financial Officer of Image Entertainment. “We continue to work with our financial advisors to explore our strategic alternatives. However, the holder of our Senior Secured Convertible Note in the principal amount of $15.7 million has exercised its right to demand a payment of $4,043,767 on November 15, 2009. We do not have the funds necessary to make the payment. Failure to make the payment would constitute an event of default under the Note and entitle the holder to accelerate the Note. It would also constitute default under our other debt agreements, including a Loan and Security Agreement with Wachovia Capital Finance Corporation (Western). We are in discussion with the holder of the Note but cannot predict whether we will be successful in avoiding a default under the Note.”

Financial Summary - Second Quarter of Fiscal 2010, Ended September 30, 2009

  Net revenues decreased 7.9% to $29,840,000, from net revenues of $32,389,000 for the three months ended September 30, 2008. The reduction in revenues was due to a weaker new release schedule and what we believe to a continuing negative impact on the Company’s revenues from the current economic slowdown.
    Domestic DVD revenues decreased 12.6% to $24,393,000, from $27,909,000 for the three months ended September 30, 2008.
    Domestic Blu-ray revenues increased 150.6% to $2,561,000, from $1,022,000 for the three months ended September 30, 2008.
    Digital distribution revenues increased 8.7% to $1,060,000, from $975,000 for the three months ended September 30, 2008.
    Broadcast revenues decreased 47.9% to $612,000, from $1,174,000 for the three months ended September 30, 2008.
  Gross profit margins were 25.5%, up from 24.8% for the three months ended September 30, 2008.
  Selling expenses were 8.3% of net revenues, down from 12.5% of net revenues for the three months ended September 30, 2008, primarily due to reduced advertising and promotional expenditures as well as reduced personnel costs.
  General and administrative expenses decreased 1.7% to $3,533,000, from $3,594,000, for the three months ended September 30, 2008. Costs incurred evaluating strategic alternatives during the September 2009 quarter totaled $346,000.
  Earnings from operations were $1,582,000, up from $396,000 for the three months ended September 30, 2008.
  Net interest expense was $606,000, down from $863,000 for the three months ended September 30, 2008.
  Loss on extinguishment of debt was $2,181,000. Results from the July 30, 2009 amendment of the Company’s senior secured convertible note, which, among other things, increased the outstanding principal under the convertible note to $15,701,000, from $13,000,000, increased the interest rate to 8.875%, from 7.875% and provided for a minimum 90-day extension to the $4 million bi-annual principal payment originally due on July 30, 2009.
  Other expense of $405,000 represents a noncash expense resulting from the change in fair value of a warrant and embedded derivatives.
  Net loss was $1,614,000 ($.07 per diluted share), compared to net loss of $465,000 ($.02 per diluted share), for the three months ended September 30, 2008.
  On October 28, 2009, the Company further amended its debt senior secured convertible note with Portside extending the next $4 million principal installment from October 30, 2009 to November 15, 2009 or, in certain circumstances, November 30, 2009.

Best-selling DVD releases for the quarter included Management, Terry Fator: Live from Las Vegas, Edge of Love, and Shark Week: The Great Bites Collection.

Financial Summary -Fiscal 2010 Six Months Ended September 30, 2009

  Net revenues decreased 17.6% to $53.5 million, compared to $65.0 million for the first six months of fiscal 2009.
  Gross margins were 23.1%, compared to 23.6% for the first six months of fiscal 2009.
  Selling expenses were $6.9 million, or 12.9% of net revenues, compared to $7.8 million, or 12.0% of net revenues, for first six months of fiscal 2009.
  General and administrative expenses increased 2.8% to $7.8 million, from $7.6 million for the first six months of fiscal 2009.
  Loss from operations was ($2.3 million), compared to earnings from operations of $15,000 for the first six months of fiscal 2009.
  Net interest expense decreased to $1.2 million, compared to $1.7 million for the first six months of fiscal 2009.
  Other income was $1.1 million, compared to $3.0 million for the first six months of fiscal 2009.
    $1.5 million in business interruption fees received in accordance with a merger agreement that was terminated in April 2009; and
    $333,000 in noncash expense resulting from the change in fair value of a warrant and embedded derivatives for the six months ended September 30, 2009.
  Net loss was ($4.6 million), or ($0.21) per diluted share, compared to net earnings of $1.2 million, or $0.06 per diluted share for the first six months of fiscal 2009.

Fiscal Year 2010 Guidance

At this time, the Company is not providing quarterly or annual revenue guidance for fiscal 2010.

Corporate Conference Call

Image Entertainment’s management will host a conference call today, November 12, at 4:30 p.m. ET to review the fiscal 2010 second quarter financial results. Image executive management will be on the call to discuss these results and take part in a Q & A session. The call can be accessed by dialing (877) 718-5092 and requesting to join the conference call by stating the passcode 6834409, or by webcast at www.image-entertainment.com. Dial-ins begin at approximately 4:20 p.m. Eastern time, or at any time during the conference call. International participants please dial (719) 325-4817.

A replay of the conference call will be available until November 25, 2009 by dialing (888) 203-1112 and entering the following passcode: 6834409. International participants please dial (719) 457-0820 using the same passcode.

About Image Entertainment:

Image Entertainment, Inc. is a leading independent licensee and distributor of entertainment programming in North America, with approximately 3,200 exclusive DVD titles and approximately 340 exclusive CD titles in domestic release and approximately 400 programs internationally via sublicense agreements. For many of its titles, the Company has exclusive audio and broadcast rights and, through its subsidiary, Egami Media, Inc. has digital download rights to approximately 2,000 video programs and over 300 audio titles containing more than 5,100 individual tracks. The Company is headquartered in Chatsworth, California. For more information about Image Entertainment, Inc., please go to www.image-entertainment.com.

Forward-Looking Statements:

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 relating to, among other things, the Company’s goals, plans and projections regarding the Company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the use of words such as “will,” “may,” “estimate,” “expect,” “intend,” “plan,” “believe,” and other terms of similar meaning in connection with any discussion of future operating or financial performance or other events or developments. All forward-looking statements are based on management’s current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations.

These factors include, but are not limited to, (a) the Company’s ability to continue as a going concern, (b) the Company’s ability to service its principal and interest obligations on its outstanding debt or otherwise renegotiate or refinance such outstanding debt, including the November 15, 2009 principal and interest payment on its convertible note, which renegotiation may not be successful and refinancing may not be available on acceptable terms, if at all, which may trigger defaults under our other debt agreements, create liquidity issues, potentially force the Company to file for protection from its creditors under Chapter 11 of the U.S. Bankruptcy Code and prevent the Company from continuing as a going concern, (c) the Company’s limited funds and the Company’s inability to raise additional funds on acceptable terms or at all, (d) the Company’s ability to borrow against the Company’s revolving line of credit, (e) the Company’s ability to secure media content on acceptable terms, (f) the Company’s DVD manufacturer continuing to manufacture and fulfill orders to Company customers while the Company is past due on its payables to such manufacturer, (g) the ability of the Company’s common stock to continue trading on The NASDAQ Stock Market, (h) the performance of business partners upon whom the Company depends upon, (i) changes in the retail DVD and digital media and entertainment industries, (j) changing public and consumer taste and changes in customer spending patterns, (k) decreasing retail shelf space for the Company’s industry, (l) further sales or dilution of the Company’s equity, which may adversely affect the market price of the Company’s common stock, (m) changes in the Company’s business plan, (n) heightened competition, including with respect to pricing, entry of new competitors, the development of new products by new and existing competitors, (o) changes in general economic conditions, including the performance of financial markets and interest rates, (p) difficult, adverse and volatile conditions in the global and domestic capital and credit markets, (q) claims that the Company infringed other parties’ intellectual property, (r) changes in accounting standards, practices or policies, and (s) adverse results or other consequences from litigation, arbitration or regulatory investigations.

For further details and a discussion of these and other risks and uncertainties, see “Forward-Looking Statements” and “Risk Factors” in the Company’s most recent Annual Report on Form 10-K, and the Company’s most recent Quarterly Reports on Form 10-Q. Many of the factors that will determine the outcome of the subject matter of this press release are beyond Image Entertainment’s ability to control or predict. Actual results for the periods identified may differ materially from management’s expectations. Unless otherwise required by law, the Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

[Tables Follow]

IMAGE ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2009 and March 31, 2009

ASSETS

(In thousands)	September 30, 2009	March 31, 2009
Current assets:	(unaudited)	(audited)
Cash and cash equivalents	$273	$802
Accounts receivable, net of allowances of $8,701 – September 30, 2009; $10,217 – March 31, 2009	26,968	19,376
Inventories	13,417	14,629
Royalty and distribution fee advances	12,785	16,570
Prepaid expenses and other assets	1,068	1,545
Total current assets	54,511	52,922
Noncurrent inventories, principally production costs	2,726	2,506
Noncurrent royalty and distribution advances	16,348	21,188
Property, equipment and improvements, net	1,633	2,161
Goodwill	5,715	5,715
Other assets	188	221
	$81,121	$84,713

IMAGE ENTERTAINMENT, INC.
CONSOLIDATED BALANCE SHEETS
September 30, 2009 and March 31, 2009

LIABILITIES AND SHAREHOLDERS' EQUITY

(In thousands, except share data)	September 30, 2009	March 31, 2009
Current liabilities:	(unaudited)	(audited)
Accounts payable	$12,662	$12,761
Accrued liabilities	4,914	5,626
Accrued royalties and distribution fees	17,860	20,777
Accrued music publishing fees	6,242	6,222
Deferred revenue	6,654	5,035
Revolving credit facility	12,709	10,933
Current portion of long-term debt, net of debt discount	10,026	10,094
Total current liabilities	71,067	71,448
Long-term debt, net of current portion	7,701	5,663
Other long-term liabilities, less current portion	1,420	2,105
Total liabilities	80,188	79,216
Commitments and Contingencies
Stockholders' equity:
Preferred stock, $.0001 par value, 25 million shares authorized; none issued and outstanding	—	—
Common stock, $.0001 par value, 100 million shares authorized; 21,856,000 issued and outstanding at September 30, 2009 and March 31, 2009, respectively	2	2
Additional paid-in capital	52,773	52,693
Accumulated deficit	(51,842)	(47,198)
Net stockholders' equity	933	5,497
	$81,121	$84,713

IMAGE ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

For the Three Months Ended September 30, 2009 and 2008

	Three Months Ended
(In thousands, except per share data)	September 30, 2009		September 30, 2008
NET REVENUES	$29,840	100.0%	$32,389	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	22,245	74.5	24,356	75.2
Selling expenses	2,480	8.3	4,043	12.5
General and administrative expenses	3,533	11.8	3,594	11.1
	28,258	94.7	31,993	98.8
EARNINGS FROM OPERATIONS	1,582	5.3	396	1.2
OTHER EXPENSES (INCOME):
Interest expense, net	606	2.0	863	2.7
Loss on extinguishment of debt	2,181	7.3	—
Other expense (income)	405	1.4	(46)	(0.1)
	3,192	10.7	817	2.5
LOSS BEFORE PROVISION FOR INCOME TAXES	(1,610)	(5.4)	(421)	(1.3)
PROVISION FOR INCOME TAXES	4	0.0	44	0.1
NET LOSS	$(1,614)	(5.4)%	$(465)	(1.4)%
NET LOSS PER SHARE:
Net loss – basic and diluted	$(.07)		$(.02)
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,856

IMAGE ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

For the Six Months Ended September 30, 2009 and 2008

	Six Months Ended
(In thousands, except per share data)	September 30, 2009		September 30, 2008
NET REVENUES	$53,524	100.0%	$64,966	100.0%
OPERATING COSTS AND EXPENSES:
Cost of sales	41,146	76.9	49,604	76.4
Selling expenses	6,917	12.9	7,765	12.0
General and administrative expenses	7,796	14.6	7,582	11.7
	55,859	104.4	64,951	100.0
EARNINGS (LOSS) FROM OPERATIONS	(2,335)	(4.4)	15	0.0
OTHER EXPENSES (INCOME):
Interest expense, net	1,235	2.3	1,738	2.7
Loss on extinguishment of debt	2,181	4.1	—
Other income	(1,136)	(2.1)	(3,016)	(4.6)
	2,280	4.3	(1,278)	(2.0)
EARNINGS (LOSS) BEFORE PROVISION FOR INCOME TAXES	(4,615)	(8.6)	1,293	2.0
PROVISION FOR INCOME TAXES	29	0.1	62	0.1
NET EARNINGS (LOSS)	$(4,644)	(8.7)%	$1,231	1.9%
NET EARNINGS (LOSS) PER SHARE:
Net earnings (loss) – basic and diluted	$(.21)		$.06
WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and diluted	21,856		21,856

CONTACT:
The Honig Company, Inc.
Steve Honig, 818-986-4300
press@honigcompany.com